UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
June 15, 2009
Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     On June 15, 2009, Cardiac Science Corporation (the “Company,” “we,” “us” or “our”) notified Nihon Kohden Corporation (“Nihon Kohden”), our distributor of Automated External Defibrillators (“AEDs”) in Japan, that our OEM Supply and Purchase Agreement dated effective as of January 1, 2008 (the “Agreement”) will terminate effective June 15, 2010. Under the Agreement, Nihon Kohden has the exclusive right in Japan to distribute a Nihon Kohden-branded version of our AED product (model “9231”) designed for the Japanese market, as well as certain related consumables. Generally, we are obligated under the Agreement to provide products in quantities ordered from time to time by Nihon Kohden, at prices which are mutually agreed. The Agreement provides that either party may terminate upon one year’s notice of termination. Because Nihon Kohden has decided to build and market its own AED products, we elected to terminate the Agreement in order to explore alternative means of distributing our AED products in Japan, which may or may not include further collaboration with Nihon Kohden.
     Until the termination of the Agreement is effective, we expect that Nihon Kohden will continue to distribute the AED products covered by the Agreement. However, we are in the process of evaluating alternative distribution now in order to secure longer term growth in Japan. Meanwhile, we are free to distribute alternative versions of our AED in the Japanese market when and if those versions are developed and when and if such versions receive Japanese regulatory approval.
     Additionally, we have an agreement with Nihon Kohden dated March 31, 2005 under which we sell to Nihon Kohden components for an AED that is assembled and sold by Nihon Kohden in Japan and other geographical markets. This agreement expires on December 31, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION

By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)
Dated: June 19, 2009